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                        Exhibit 21

                     List of Subsidiaries of the Registrant

Corporation                              State of Incorporation
-----------                              ----------------------

QuadNet Corporation                      California
QuadraMed Acquisition Corporation        Delaware
InterMed Acquisition Corporation         Delaware
Healthcare Recovery Acquisition          Delaware
   Corporation
Queen City Acquisition Corporation       Delaware
FRA Acquisition Inc.                     Delaware
SoftLink Acquisition Corporation         Delaware
Resource Holdings Ltd.                   Pennsylvania
HRM Acquisition Corporation              Delaware
Inter-Link Acquisition Corporation       Delaware
CMC Acquisition Corporation              Delaware
Velox Acquisition Corporation            Pennsylvania